Exhibit 99.1

MicroVision Announces Preliminary 2012 Financial Results

Full financial results to be reported later this month

REDMOND, Wash.--(BUSINESS WIRE)--February 7, 2013--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced preliminary consolidated financial results for the fourth quarter and full year of 2012.

For the fourth quarter of 2012, MicroVision expects to report revenue of approximately $2.7 million, an operating and net loss of between $3.9 million and $4.4 million, or $.15 and $.18 per share. For the same period the previous year, MicroVision reported revenue of $1.5 million, an operating loss of $9.9 million and a net loss of $9.8 million, or $.62 per share.

For the full year of 2012, MicroVision expects to report revenue of approximately $8.4 million, an operating and net loss of between $22.5 million and $23.0 million, or $1.04 and $1.07 per share. For the full year of 2011, MicroVision reported revenue of $5.6 million, an operating loss of $36.0 million and a net loss of $35.8 million, or $2.57 per share.

The company had a cash balance of $6.8 million as of December 31, 2012.

The increase in revenue growth is primarily due to sales to Pioneer pursuant to previously announced orders as well as sales of the remaining inventory of SHOWWX products. Improvement in cash burn is a result of the increased revenue, margin and restructuring around the “Image by PicoP” ingredient brand and licensing model.

“We expect to report improved financial results for 2012 versus the previous year,” said Alexander Tokman, MicroVision president and CEO. “The improvement is a direct result of the actions we took in early 2012 to transition to the “Image by PicoP®” ingredient brand and licensing model enabled by the availability of next-generation HD PicoP® display technology based on direct green lasers.”

The company expects to report its 2012 financial results later this month.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices vehicle displays and wearable displays. The company’s patented PicoP display technology combines a MEMS scanning mirror with highly efficient laser light sources to create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal, as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies’ innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE:OTPAT). The Index is objectively based on the value of corporate intellectual property.

For more information, visit us on:

Website: www.microvision.com
Blog: www.microvision.com/displayground
Twitter: www.twitter.com/microvision
Facebook: www.facebook.com/MicrovisionInc
YouTube: www.youtube.com/mvisvideo

Forward-Looking Statements

The preliminary estimates above and other statements contained in this release, including those relating to future product development and those using words such as “expects” and “designed to,” are forward-looking statements that involve a number of risks and uncertainties. The estimates above are preliminary and may not be indicative of our actual reported results following, among other things, the finalization of our quarter and year-end closing processes and normal adjustments. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
or
Edelman
Callie Snyder, 503-471-6816 (media/PR)